Exhibit 99.1

MARATHON ADDS NET PROVED RESERVES OF 282 MILLION
BARRELS OF OIL EQUIVALENT DURING 2005

HOUSTON, February 15, 2006 — Marathon Oil Corporation (NYSE: MRO) today announced that during 2005, the Company added net proved reserves of 282 million barrels of oil equivalent (boe), excluding 2 million boe of dispositions, while producing 124 million boe during the year. Of particular importance, Marathon added 110 million boe in proved reserves through discoveries, extensions, improved recovery and revisions to the Company’s existing asset base. In addition, Marathon added 165 million boe in proved reserves through the Company’s reentry into Libya, which alone more than offset 2005 production. At year-end 2005, Marathon had estimated proved reserves of 1,295 million boe, an increase of 156 million boe over the previous year’s reserves. This increase in proved reserves extends Marathon’s reserve life to 10.4 years, based upon 2005 production, up from 9.3 years at year-end 2004.

Property acquisition, exploration and development costs incurred for oil and gas producing activities during 2005 were $2.429 billion, which includes capitalized asset retirement costs of $158 million. Additionally, Marathon’s share of costs incurred for oil and gas producing activities by equity method investees during 2005 were $31 million.

Over the past three years, Marathon has added net proved reserves of 675 million boe, excluding dispositions of approximately 277 million boe. The company produced approximately 385 million boe during this same period. Costs incurred for oil and gas producing activities for this same three-year period were $4.982 billion, which includes capitalized asset retirement costs of $294 million. Additionally, Marathon’s share of costs incurred for oil and gas producing activities by equity method investees were $286 million for these three years.

“For the fourth year in row, Marathon has delivered a strong proved reserve replacement performance. A little more than five years ago, one of the goals we set was to grow our reserve base. I am pleased to say that we continue to deliver on this important measure of our success through a balanced exploration program, improved recoveries and other enhancements to our base business, and with profitable business development activities,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “We continue to recognize that access to profitable resource is the largest single challenge to our industry and I am proud of the outstanding contributions all Marathon employees have made toward meeting this significant challenge. We will not rest on these past accomplishments, but will strive to continue adding value through unique partnerships and creative energy solutions.”

At year-end 2005, 44 percent of the company’s proved reserves were located in Organization for Economic Cooperation and Development (OECD) countries, with the remaining reserves located in Africa and Russia. Of the total 1,295 million boe in proved reserves, 54 percent are liquids and 46 percent are gas.

Over the past three years, third party audits and estimates have been conducted on more than 75 percent of Marathon’s year-end 2005 proved reserves, (excluding recently added proved reserves in Libya) and these results have been consistent with Marathon’s own internal estimates. Additionally, approximately 71 percent of Marathon’s proved reserves were developed at year-end 2005. Of the approximately 374 million boe of proved undeveloped reserves at year-end 2005, less than 20 percent have been included as proved reserves for more than three years, while approximately 18 percent were added during 2005 for projects in Equatorial Guinea, Russia, the Gulf of Mexico (Neptune) and other U.S. projects.

Estimated Proved Reserves of Crude Oil & Natural Gas

(millions of barrels of oil equivalent)

	U.S.	Europe	Africa	Other Intl.	Total
As of December 31, 2004	418	198	484	39	1,139
Discoveries & extensions	38	0	0	12	50
Improved recovery	2	0	0	0	2
Revisions	(3)	7	51	3	58
Purchases	0	0	172	0	172
Sales	(2)	0	0	0	(2)
Production	(63)	(26)	(25)	(10)	(124)
As of December 31, 2005	390	179	682	44	1,295

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This release contains forward-looking statements related to proved reserves of crude oil and natural gas, which are based upon certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.